CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”), made this 21st day of November, 2005 (the “Effective Date”), by and between Guardian Technologies International, Inc., a Delaware corporation whose principal office is located at 516 Herndon Parkway, Herndon, Virginia 20170 (the “Company”), and Robert A. Dishaw, an individual whose principal residence is located at 848 Brickell Key Drive, Suite 2606, Miami, Florida 33131 (“Consultant”). The Company and Consultant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.

The Company is engaged in the business of conceiving, developing and commercializing intelligent imaging informatics applications, such as computer-aided detection of threat objects in baggage or cargo or on person or of diseases and medical anomalies in medical and images, and providing related services (the “Products”) to businesses and government agencies.

B.

Consultant is in the business of providing consulting services and desires to provide the Company the Services (as defined below).

C.

The Company and Consultant desire to enter into a contractual relationship on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Parties), the Parties hereby agree as follows:

1.

Termination of Old Employment Agreement; Services; Reports; Restriction on Sale of Shares.

1.1

Termination of Pre-Existing Employment Agreement.  The Parties hereby agree to terminate that certain Amended Employment Agreement by and between the Company and Consultant, dated as of December 10, 2004 (the “Old Employment Agreement”).  This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties with respect to the subject matter hereof.

1.2.

Services.  The Company hereby appoints Consultant as a non-exclusive consultant for the Company, and Consultant hereby accepts such appointment.  Consultant shall have duties and responsibilities as determined by the Company from time to time and shall provide the services set forth in Exhibit A (“Services”), in accordance with the terms of this Agreement.  Consultant shall devote time, attention and energy to the performance of the Services as the Consultant and the Company reasonably determine to be necessary to satisfactorily perform such Services.  Consultant shall not have the authority to make any commitments whatsoever on behalf of the Company or to sign any document or instrument for, or in the name, or on behalf of the Company or any of its affiliates.

1.3.

Reports.  Consultant shall deliver to the Company the following written reports: (i)  Weekly Status Report of his efforts under this Agreement and any pending activities with respect to Services provided by Consultant, (ii) Pre-Travel Agenda Report describing meetings with participants and other scheduled appointments, to be submitted as a part of the Consultant’s request to travel on behalf of the Company, and (iii) Travel Report describing activities and meetings that occurred during Consultant’s travel and names of participants and any follow-up actions resulting from such travel.

1.4.

Restriction on Sale of Shares.

Notwithstanding the foregoing, Consultant shall continue to be bound by any restrictions on Transfers set forth in law, any Company policy, or agreement or other document to which Consultant is a party.

2.

Compensation; Benefits; Expenses.

2.1.

Base Compensation.  As compensation for Consultant’s performance of Services under this Agreement, the Company shall pay to Consultant the following amounts, which shall be paid on a bi-weekly basis, in accordance with the compensation policies of the Company.

Year	Compensation Amount
Year 1	$180,000 per annum
Year 2	$130,000 per annum
Year 3	$80,000 per annum

2.2

Additional Compensation.  During the Term, the Company shall pay to Consultant sixty (60) days from the end of each Fiscal Quarter of the Company a “sales override” commission in the amount of (a) three percent (3%) of the Company’s Gross Revenue (as defined below) from sales of Products to EGC International Corp. (“EGC”) or its resellers in EGC’s authorized sales territories, in connection with and in accordance with the distribution agreement between the Company and EGC, dated March 30, 2005, less any returns of Products sold thereunder; and (b) three percent (3%) of the Company’s Gross  Revenue from sales of Products to Approved Clients (as defined below) less any returns of Products sold to such Approved Clients.  As used herein, “Gross Revenue” shall mean the total amount of revenue recognized and reported by the Company during the Term (as defined in Section 3.1) and twelve (12) months after the expiration or termination of this Agreement pursuant to Section 3, on any contract that is executed during the Term less any third-party sales of hardware/software, regardless of whether such third-party hardware/software sales include a profit margin to the Company; provided, however, such third-party hardware/software sales shall not include maintenance support charges typically assessed each year after the first year of final installation and customer acceptance.  “Approved Clients” shall mean existing or potential customers of the Company outside of EGC’s sales territories that the Company, from time to time and in its sole discretion, shall designate as customers to whom Consultant is authorized to provide Services.

2.3

Consultant Benefits.  During the Term, Consultant shall be entitled to participate in benefit policies and plans, including, without limitation, any health insurance, life insurance and disability insurance programs, adopted by the Company on the same basis as employees at Consultant’s level as such policies or plans may be amended, changed, altered or terminated by the Company from time to time and in its sole discretion.

2.4

Vacation; Disability and Sick Leave: Consultant’s vacation, disability and sick leave shall be covered by the usual and customary policies and procedures of the Company.

2.5

Expenses.  Reasonable expenses incurred by Consultant in performance of the Services shall be paid by the Company upon receipt by the Company of customary documentation in accordance with the Company’s expense reimbursement policy; provided, however, that reimbursement for any single expense exceeding Five Hundred Dollars ($500) shall require the prior written consent of the Chief Executive Officer, President or Chief Financial Officer of the Company.

3.

Term; Termination.

3.1.

Term.  Unless earlier terminated in accordance with this Agreement, this Agreement will remain in full force and effect until the third (3rd) anniversary of the Effective Date (the “Term”).

3.2.

Termination by Mutual Consent.  If at any time during the Term the Parties by mutual consent agree to terminate this Agreement, they shall do so by a separate written agreement setting forth the terms and conditions of such termination.

3.3.

Termination by Consultant.  Consultant may terminate this Agreement at any time by providing thirty (30) days’ prior written notice to the Company.  Such termination shall mean a voluntary termination of the Agreement by Consultant.  The Company shall pay any portion of the base compensation owed to Consultant under Section 2.1 for any Services rendered prior to the effective date of such termination; provided, however, that

Consultant shall not be entitled to any additional compensation that is owed or may be owed under Section 2.2 for any Services rendered prior to the effective date of such termination.

3.4.

Termination for Cause.  This Agreement may be terminated by the Company for Cause.  Termination for “Cause” shall mean termination because the Company determines in its sole discretion that the Consultant has: (a) engaged in conduct that, when proven, would constitute a crime involving breach of professional ethics or moral turpitude or a felony of any type; (b) engaged in conduct that injures the business or reputation of the Company or that compromises the Consultant’s ability to perform the Consultant’s job duties; (c) failed to perform duties assigned in accordance with this Agreement or to follow reasonable policies of the Company; (d) engaged in negligence, incompetence or willful misconduct in the performance of the Consultant’s duties; (e) engaged in conduct that violates the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder; or (f) breached this Agreement (including, without limitation, breach of  Section 1.4); provided,  that in the case of (b), (c) or (f), the Company shall have given written notice to Consultant setting forth in reasonable detail the conduct, failure or breach and giving Consultant thirty (30) days in which to correct any such conduct.  The Company shall pay to Consultant any portion of the base compensation owed to Consultant under Section 2.1 for any Services rendered prior to the effective date of such termination; provided, however, that Consultant shall not be entitled to any additional compensation that is owed or may be owed under Section 2.2 for any Services rendered prior to the effective date of such termination.

3.5.

Termination Due to Disability.  This Agreement may be terminated by the Company upon the Disability of Consultant.  Termination based on “Disability” shall mean termination because Consultant is, in the reasonable opinion of the Company as confirmed by medical advice, unable to perform the Services or essential functions of Consultant’s duties with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for ninety (90) consecutive days or for one hundred twenty (120) days in the aggregate during any twelve (12) month period (either of such periods, a “Disability Period”).  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  In the event of such termination based on Disability, the Company shall pay to Consultant a lump sum amount equal to Fifty Thousand Dollars ($50,000) (the “Disability Payment”) upon no later than thirty (30) days from the date of such termination, and thereafter, the Company’s obligation to pay compensation of any kind pursuant to this Agreement shall expire.  If after such Disability Period Consultant is able to, and desires to, resume performing the Services, (a) the Company may in its reasonable opinion, after seeking medical advice, reinstate the terms and conditions of this Agreement, and (b) after such reinstatement, the amount of the Disability Payment shall be subtracted from any compensation payments due and owing to Consultant by the Company pursuant to this Agreement.

3.6.

Termination Due to Death.  This Agreement shall automatically terminate upon the death of Consultant.  If termination is based on death, the Company shall have no further obligations to pay compensation of any kind to Consultant, effective as of the date of such death.  The entitlement to any beneficiary of Consultant’s benefits under any benefit plan as set forth in Section 2.3 upon such termination shall be determined in accordance with the provisions of such plan.

3.7.

Termination Upon a Change in Control.  This Agreement may be terminated upon a Change in Control.  Upon such termination, the Company shall pay Consultant a lump sum amount equal to the remaining compensation amount due under Section 2.1, discounted by the prime rate of interest, as stated by Bank of America on the date the Company executes the legal documents in support of the Change in Control.  The amount owing will be paid no later than thirty (30) days from the date of such termination, and thereafter, the Company’s obligation to pay compensation of any kind pursuant to this Agreement shall expire.  Termination upon a “Change in Control” shall mean termination upon any transaction or combination of transactions that result in the occurrence of any of the following events:  (a) any person or persons acting together, excluding employee benefit plans of the Company, are or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the Company’s common stock and/or the combined voting power of the Company’s then outstanding securities that have the right under ordinary circumstances to elect a majority of the Company’s Board of Directors or other governing body; (b)  substantially all assets of the Company or assets that constitute a substantial or material business segment of the Company are sold, exchanged, transferred or otherwise disposed of (but excluding any sale, exchange or transfer to a wholly-owned affiliate of the Company); (c) the Company’s shareholders approve (or, in the event no approval of the Company’s shareholders is required, the Company consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other person, other than a Fundamental Transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (2/3) of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division, in each case, that have the right under ordinary circumstances to elect a majority of such entity’s Board of Directors or other governing body; and (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors or other governing body of the Company (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors or other governing body.

3.8.

Effect of Termination.  In the event of termination of this Agreement pursuant to Section 3, (i) this Agreement (except for the applicable provisions of Sections 1.4 (Restriction on Sale of Shares), 3 (Term; Termination), 4 (Proprietary Information, Invention Assignment and Non-Competition Agreement), 5 (Limitation on Liability; Indemnification; Release) and 6 (Miscellaneous Provisions), which shall survive any termination of this Agreement) shall become void and there shall be no liability on the part of the Company or Consultant (or their respective officers, directors, managers, members, partners or agents), except as a result of any breach of this Agreement by such Party prior to such termination or resulting from a wrongful termination thereof, or to the extent such a Party is entitled to indemnification under Section 5.2; (ii) Consultant shall promptly (and in any event no later than thirty (30) calendar days) return to the Company any and all documentation and equipment (if any) that Consultant shall have obtained from the Company pursuant to this Agreement; and (iii) the entitlement of Consultant to benefits under any benefit plan as set forth in Section 2.3 upon such termination shall be determined in accordance with the provisions of such plan.

4.      Proprietary Information, Invention Assignment & Non-Competition Agreement.

4.1.    Contemporaneously with the execution hereof, the Parties have entered into a Proprietary Information, Invention Assignment & Non-Competition Agreement attached hereto as Exhibit B.  The provisions of such agreement are intended by the Parties to survive and do survive termination or expiration of this Agreement.

5.

Limitation on Liability; Indemnification; Release.

5.1.

Limitation on Liability.  In the event of termination of this Agreement in accordance with the provisions of this Agreement, neither Party shall be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Consultant.  The Company’s sole liability under the terms of this Agreement shall be for any unpaid compensation and expenses under Section 2.1, 2.2, and/or 2.5.

5.2.

Indemnification.  Consultant shall indemnify and hold the Company and its officers, directors, employees, representatives and agents (each of the foregoing persons is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from and against any and all losses, costs, judgments, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs by reason of any claim, demand, action or cause of action that may be asserted against any Indemnified Persons that are a direct result of any illegal, wrongful or negligent acts committed by Consultant or his agents in connection with this Agreement, or with respect to any breach by Consultant of any provision of this Agreement.  Similarly, the Company shall indemnify and hold Consultant harmless from any and all claims, losses, damages, expenses, fees (including reasonable attorney fees), costs, and judgments that may be asserted against Consultant that are a direct result of any illegal, wrongful or grossly negligent acts committed by the Company or its employees or agents in connection with this Agreement, or with respect to any breach by the Company of any provision of this Agreement.

5.3.

Releases.

(a)

In consideration of the mutual promises made and other consideration described herein, Consultant acknowledges, understands and agrees that Consultant shall fully and forever release and discharge the Company and any of its past, present and future affiliates, subsidiaries, parents, successors and assigns, including any of their officers, directors, shareholders, employees, attorneys, agents or affiliates (each such entity or person, a “Covered Person”, and, collectively, “Covered Persons”) from and against all past, present and future claims, liabilities, damages, judgments, demands, penalties, costs, fees, expenses (including, without limitation, attorneys’ fees and expenses), suits, debts, losses, accounts, covenants, promises and causes of action of any kind, whether now known or unknown, choate or inchoate, direct or derivative (collectively, “Claims”), arising out of or in any way connected with any matter or thing occurring on or before the date of this Agreement, including matters arising out of or in any way connected with Consultant’s previous employment with the Company or the termination of such employment; provided, however, that such release and discharge shall not apply to any of Consultant’s rights to compensation or benefits accrued during the Term pursuant to the terms of this Agreement.  This release includes, but is not limited to, any Claims (a) for tort, breach of contract, or otherwise, (b) for attorneys’ fees or costs, (c) in contract, tort, or premised on any other legal theory, and (d) arising under federal, state or local laws prohibiting employment discrimination, such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act.  Consultant agrees that he will not now or in the future pursue or institute any claim, suit or action against the Company or any other Covered Person that is based upon, is in connection with, or arises out of, any of the Claims released in this Agreement and agrees that he has not assigned any such Claims.

(b)

In consideration of the mutual promises made and other consideration described herein, the Company acknowledges, understands and agrees that the Company, on behalf of itself, its past, present and future directors, officers, parents, subsidiaries, affiliates, and successor corporations (collectively “the Company and the Releasors”), shall fully and forever release and discharge Consultant and his dependents, relatives, representatives, heirs, executors, attorneys, administrators, assigns and successors (collectively “Consultant and his Agents”) from any and all Claims arising from facts known to the Company and the Releasors as of the date of execution of this Agreement, including, but not limited to, those arising out of or in connection with Consultant’s employment and separation from employment through the date that this Agreement is executed.

6.

Miscellaneous Provisions.

6.1.

  Applicable Law; Jurisdiction. This Agreement and all rights and obligations of the Parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of law thereof. Each of the Parties hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Virginia, located in Alexandria, Virginia and/or the state or local courts of the Commonwealth of Virginia located in  Fairfax County in any action, suit or proceeding involving this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based upon forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Agreement and shall not be deemed to be a general submission to the jurisdiction of such courts or in the Commonwealth of Virginia other than for such purpose.  All disputes between the Parties shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit C to this Agreement.

6.2.

Assignment.  The obligations of Consultant under this Agreement are personal to Consultant, and Consultant may not transfer or assign this Agreement or any of his rights or obligations hereunder (either in whole or in part) unless such transfer or assignment is agreed to in writing in advance by an authorized executive officer of the Company.  Any purported transfer or assignment in violation of this Section 6.2 shall be null and void and of no force or effect.

6.3.

Modification.  No amendment or other modification of this Agreement shall be valid or enforceable unless in writing and signed by each of the Parties hereto and specifically stating the provision(s) of this Agreement to be amended or modified.

6.4.

Notice.  Any notice or demand required or desired to be given to or served upon the Company or Consultant in connection herewith shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when delivered in person, by reliable overnight carrier with proof of delivery, or seven (7) calendar days after deposit with the United States Postal Service, certified or registered mail, postage prepaid, and addressed or delivered to the Party’s respective address set forth in the preamble of this Agreement.  Notice shall also be deemed effective and receipt constituted in the event a Party rejects or otherwise refuses to accept notice.  Any Party may alter the address(es) to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6.4 providing for the giving of notice; provided, however, that no notice of change of address or fax number shall be effective until seven (7) calendar days after the date of receipt thereof.

6.5

Severability.  Should any section, subsection or provision hereof be deemed, for any reason whatsoever, to be invalid, unenforceable or inoperative, then such section, subsection or provision shall be deemed severable and shall not affect the validity and/or enforceability of any other provisions of this Agreement.

6.6.

Section and Other Headings; Interpretation.  Section and other headings herein are for reference purposes only, and shall not be used in any way to govern, limit, modify, construe and otherwise affect this Agreement.  Except when the context otherwise requires, references to sections and exhibits contained herein refer to sections of and exhibits to this Agreement.  All exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

6.7.

Waiver.  Any lack of demand or notice by one Party to the other Party to perform any obligation or comply with any provision of this Agreement shall not be deemed a waiver of that obligation or provision.  No waiver by any Party of any performance required under, or any provision of, this Agreement shall constitute a waiver of any other performance or provision of this Agreement or a continuing waiver of that same performance or provision.  No waiver shall be valid unless in writing signed by the waiving Party.

6.8.

Non-Discrimination.  The Company and Consultant agree and warrant that in the performance of this Agreement neither of them will discriminate or permit discrimination against any person or group of persons on the basis of age, sex, race, color, religion, natural origin, disability or status as a Vietnam Veteran, or in any manner prohibited by the laws of the United States of America or the state(s) where the Services are performed.

6.9.

Specific Performance.  The Company and Consultant each acknowledges and agrees that certain rights of the Company set forth in this Agreement are of a special, unique, unusual and extraordinary character, which gives the Company a particular value, the loss of which cannot be adequately or reasonably compensated for in damages in an action at law, and the breach by Consultant or any of his agents will cause the Company irreparable injury and damage.  In such event, the Company shall be entitled, as a matter of right, to require Consultant’s specific performance of all of the acts, services and undertakings required hereunder with respect to those provisions and to obtain injunctive and other equitable relief in any competent court to prevent the violation of any of the provisions related thereto.  Neither this provision nor any exercise by the Company of any right to equitable relief or specific performance herein granted to the Company shall constitute a waiver of any rights that it may have to damages or otherwise.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives on and as of the day and year first above written.

Consultant

Company

GUARDIAN TECHNOLOGIES INTERNATIONAL,

INC.

By:   /s/Robert A. Dishaw

By:  /s/Michael W. Trudnak

Authorized Signature

Authorized Signature

Name:              Robert A. Dishaw

Name:                  Michael W. Trudnak

(Print Name)

(Print Name)

Title:                   Consultant

Title:                Chief Executive Officer

Dated: November 18, 2005

Dated:

November 18, 2005

EXHIBIT A

CONSULTING SERVICES

Consultant shall provide the following Services:

1.

Serve as the primary intermediary between the Company and EGC or any Approved Client.

2.

Support EGC OEM resellers in marketing Products in EGC’s designated territories as set forth in the Distribution Agreement.

3.

Support resellers in marketing Products of any Approved Client, as directed by the Company, from time to time and in its sole discretion.

4.

Provide weekly status reports as set forth in Section 1.3 of the Agreement.

5.

Provide pre-travel agenda reports as set forth in Section 1.3 of the Agreement.

6.

Provide travel reports as set forth in Section 1.3 of the Agreement.

7.

Oversee development of budgets and pro forma financial statements for EGC or any Approved Client.

8.

Attend all meetings held at the Company’s office as requested by the President, Chief Executive Officer or Chief Financial Officer of the Company.

9.

Assist the Company in client development activities of any Approved Clients, as directed by the Company, from time to time and in its sole discretion.

EXHIBIT B

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

CONSULTANT PROPRIETARY INFORMATION, INVENTION ASSIGNMENT

& NON-COMPETITION AGREEMENT

IN CONSIDERATION of Guardian Technologies International, Inc.’s (the “Company”) engagement or continued engagement of the undersigned, Robert A. Dishaw, residing at 848 Brickell Key Drive, Suite 2606, Miami, Florida 33131 as a consultant to the Company (“Consultant”), and the compensation previously paid to him while he was an employee of the Company, and the compensation now or hereafter paid to Consultant by the Company, and for other valuable consideration the receipt of which is hereby acknowledged, Consultant agrees with the Company as follows (as used hereinafter, the term “Company” shall include Guardian Technologies International, Inc., a Delaware corporation, and any present or future subsidiary, parent company, successor, assigns or affiliate thereof):

1.

Ownership and Return of Documents.  Consultant agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company’s operations or businesses, some of which may be prepared by Consultant, and all objects associated therewith in any way obtained by Consultant shall be the Company’s property.  Consultant shall not, except for the Company’s use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s facilities nor use any information concerning them except for the Company’s benefit, either during the Consultant’s employment, engagement as a consultant or thereafter.  Consultant agrees that Consultant will deliver all of the aforementioned documents and objects that may be in his possession to the Company on termination of Consultant’s engagement as a consultant, or at any other time on the Company’s request, together with Consultant’s written certification of compliance with the provisions of this paragraph.

2.

Confidential Information.  In connection with his employment and subsequent engagement as a consultant to the Company, Consultant will have access to confidential information consisting of some or all of the following categories of information.  Company and Consultant consider their relation one of confidence with respect to such information:

(a)

Intellectual Property, including but not limited to trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (“Inventions”), and information regarding plans for research, development and new products;

(b)

Financial Information, including but not limited to information relating to the Company’s earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

(c)

Supply and Service Information, including but not limited to information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers;

(d)

Marketing Information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

(e)

Personal Information, including but not limited to information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

(f)

Customer Information, including but not limited to information relating to past, existing or prospective customers’ names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers’ accounts or credit, or related information about actual or prospective customers as well as customer lists.

All of the foregoing are hereinafter referred to as “Trade Secrets.”  During and after the engagement of Consultant by the Company, regardless of the reasons that such engagement ends, Consultant agrees:

(a)

To hold all Trade Secrets in confidence and not disclose, discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly related to Consultant’s engagement by the Company;

(b)

To use the Trade Secrets only in furtherance of proper services-related reasons of the Company to further the interests of the Company;

(c)

To take all reasonable actions that Company deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company’s interest in the Trade Secrets;

(d)

That any of the Trade Secrets, whether prepared by Consultant or which may come into Consultant’s possession during Consultant’s engagement hereunder, are and will remain the property of the Company and its affiliates, and that all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates, or used in their respective businesses, shall be delivered to or left with the Company;

(e)

If the Consultant is uncertain as to whether certain information is a Trade Secret, Consultant acknowledges that Consultant has a duty to seek a determination from the Company of the nature of such information before the Consultant discloses or uses said information; and

(f)

Consultant also agrees to immediately disclose to the Company, in writing, all unauthorized acquisitions, disclosures or uses of any Trade Secret, which may come to Consultant’s attention during the course of Consultant’s employment and engagement with the Company.

This Agreement does not apply to (i) information that by means other than Consultant’s deliberate or inadvertent disclosure becomes generally known or readily ascertainable; or (ii) disclosure compelled by judicial or administrative proceedings after Consultant diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

Consultant specifically waives any rights to customer names, customer lists, customer files or parts thereof as well as test results or information Consultant might otherwise be entitled to by virtue of any applicable state or federal law or regulation.

After the Consultant’s employment/engagement with the Company terminates, the Consultant will not accept a position of employment (as an employee or consultant) with any competitor of the Company, where the nature of the position is such that the new employment will inevitably require the Consultant to disclose or use any Trade Secrets in order to fulfill Consultant’s obligations to the new employer.

3.

Assignment of Inventions.

(a)

The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

(b)

Inventions, if any, patented or unpatented, which Consultant made prior to the commencement of his employment/engagement with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Consultant has set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that Consultant has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of his employment/engagement with the Company, that Consultant would consider to be his property or the property of third parties and that Consultant wishes to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Inventions would cause Consultant to violate any prior confidentiality agreement, Consultant understands that he is not to list such Prior Inventions in Exhibit 1 but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, Consultant represents that there are no Prior Inventions.  If, in the course of Consultant’s employment/engagement with the Company, Consultant incorporates a Prior Invention into a Company product process or machine, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions.  Notwithstanding the foregoing, Consultant agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(c)

Subject to Section 3(e), Consultant hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Consultant’s employment or engagement with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 3, are hereinafter referred to as “Company Inventions.”

(d)

During the period of Consultant’s engagement and for one (1) year after termination of his engagement as a consultant with the Company, Consultant will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Consultant, either alone or jointly with others.  In addition, Consultant will promptly disclose to the Company all patent applications filed by Consultant or on Consultant’s behalf within one (1) year after termination of his employment/engagement.

(e)

Consultant also agrees to assign all his right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

(f)

Consultant acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).

(g)

Consultant will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to the Company or any designee.  Consultant’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his employment/engagement, but the Company shall compensate the Consultant at a reasonable rate after the termination of Consultant’s employment/engagement for time actually spent by him at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.  Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.

Records.  Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Consultant and all Inventions made by Consultant during the period of his employment/engagement at the Company, which records shall be available to and remain the sole property of the Company at all times.

5.

Prior and Subsequent Companies.  During the Consultant’s employment/engagement with the Company, Consultant will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Consultant has an obligation of confidentiality, and Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by that former employer or person.  Consultant will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  Consultant agrees to indemnify and hold harmless the Company, its officers, directors, and employees from and against any liabilities and expenses, including attorneys’ fees and amounts paid in settlement, incurred by any of them in connection with Consultant’s breach of any of the aforesaid representations and warranties.

Unless otherwise prohibited by contract or law and prior to Consultant’s employment/engagement with the Company, Consultant agrees to disclose to the Company the existence and substance of any prior confidentiality agreement Consultant may have entered into with a prior employer or other. Consultant agrees to disclose the existence and substance of this Agreement to Consultant’s subsequent employer prior to such subsequent employment. Upon termination of Consultant’s employment/engagement with the Company for any reason (including disability), Consultant agrees to attend and participate in a Company Exit Interview which shall concern matters related to this Agreement and other matters.

6.

Non-Solicitation and Non-Pirating.  At all times following a termination or the natural expiration of this Agreement, Consultant hereby agrees that, without the express written consent of the Company, the Consultant will not, directly or indirectly, for the Consultant or on behalf of any other person, firm, entity or other enterprise:

(a)

call upon any client or customer of the Company or in any way solicit, divert or take away any client or customer of the Company who was a client or customer of the Company while the Consultant was an employee/consultant of the Company; and

(b)

disturb, hire, entice away or in any other manner persuade any employee, client, or customer of the Company who was an employee, agent, client, or customer of the Company during the period of the Consultant’s employment/engagement with the Company, to alter, modify or terminate their relationship with the Company as an employee, agent, client, or customer, as the case may be.

7.

Non-Competition.  Consultant hereby agrees that, without the express written consent of the Company, Consultant will not, directly or indirectly, for Consultant or on behalf of any other person, firm, entity or other enterprise, during the period of Consultant’s employment/engagement with the Company and for a period of one (1) calendar year following the date of termination (for whatever reason) or natural expiration of Consultant’s employment/engagement with the Company, be employed as an officer,  director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in a business which in any way competes with the business of the Company in any state, place or other location in the United States or any territory of the United States or any other jurisdiction in which the Company does business.   This provision shall not be construed to prohibit the Consultant from owning up to 2% of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on The Nasdaq National Market System or Small Cap Market.

8.

Remedies For Breach.  Consultant acknowledges that the covenants contained in this Agreement are independent covenants and that any failure by the Company to perform its obligations under any other agreement it may now or hereafter have with Consultant shall not be a defense to enforcement of the covenants contained herein, including but not limited to a temporary or permanent injunction.  Consultant acknowledges that damages in the event of Consultant’s breach of this Agreement will be difficult, if not impossible, to ascertain and it is therefore agreed that the Company, in addition to, and without limiting any other remedy or rights it may have, shall have the right to an injunction enjoining the said breach.  Consultant agrees to reimburse Company for all costs and expenses, including reasonable attorneys’ fees, incurred by Company because of any breach of this Agreement.

If Consultant, without written consent of the Company, fails to comply with any provision of this Agreement, then Consultant’s right to any compensation to which Consultant would otherwise be entitled shall terminate, and the Company’s obligations to make any such payments shall immediately cease.   Further, if the Company has already paid the Consultant compensation during a period when the Company did not know of the Consultant’s breach of this Agreement, the Consultant shall immediately return to the Company all such compensation paid to the Consultant by the Company during such period.

9.

Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered personally, transmitted by telecopier, sent by a nationally recognized overnight courier, or mailed.  A notice that is mailed is effective on the day after the date of postmark, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient as follows:

If to Company, to:

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia  20170

If to Consultant, to

Robert A. Dishaw

848 Brickell Key Drive

Suite 2606

Miami, Florida 33131

or at such other address as the intended recipient may have specified in a notice actually delivered to the sender.  Other forms of notice are effective when received by the intended recipient or when the intended recipient refuses delivery (as evidenced by the return receipt or invoice of the delivery service).

10.

Right of Company to Assign.  This Agreement shall be assignable and transferable by the Company to the Company’s transferee, assignee or any successor-in-interest, parent, subsidiary or affiliate of the Company, and shall inure to the benefit of and be binding upon the Consultant, the Consultant’s heirs and personal representatives, and the Company and its successors and assigns.  Consultant agrees to execute all documents necessary to ratify and effectuate such assignment.  This Agreement shall not be assignable by the Consultant, but it shall be binding upon his heirs and personal representatives.

11.

Binding Effect If Transferred.  In the event this Agreement is transferred by Company, the term “Company” used herein shall refer to the Company’s transferee or assignee.

12.

Governing Law.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia, irrespective of the fact that the Consultant may become a resident of a different state. If any party to this Agreement brings suit against another party for breach of any provision of this Agreement, such matter shall be filed in a court in the Commonwealth of Virginia, and the parties hereby waive any contention that venue or jurisdiction is not proper in said court.

13.

Severability.  If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

14.

Survival.  The provisions of this Agreement shall survive the termination of Consultant’s engagement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

15.

Engagement.  Consultant agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of Consultant’s engagement by the Company, nor shall it interfere in any way with Consultant’s right or the Company’s right to terminate Consultant’s engagement at any time, with or without cause.

16.

Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

17.

Entire Agreement.  The obligations pursuant to Sections 1, 2, 3, 4, 6, 7 and 8 of this Agreement shall apply to any time during which Consultant was previously employed/engaged, or is in the future employed or engaged, by the Company as an employee or consultant if no other agreement governs nondisclosure and assignment of Inventions during such period.  This Agreement, including the exhibit hereto, contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether oral or written, concerning the subject matter hereof, all of which are merged in this Agreement.  Any subsequent change or changes in Consultant’s duties or compensation will not affect the validity or scope of this Agreement.

18.

Captions.  The captions or titles of the sections herein have been included for convenience only and shall not be considered as part of this Agreement.

19.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

20.

Effectiveness of Agreement.  This Agreement shall be effective as of the first day of Consultant’s employment with the Company, namely November 21, 2005.

CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.  CONSULTANT HAS COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date and year first written above.

/s/Robert A. Dishaw

Robert A. Dishaw, Consultant

AGREED TO AND ACCEPTED BY:

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

By:

/s/Michael W. Trudnak

Michael W. Trudnak, Chief Executive Officer

Attachment: Exhibit 1 – Previous Inventions

EXHIBIT 1

PREVIOUS INVENTIONS

TO:

Guardian Technologies International, Inc.

FROM:

Robert A. Dishaw

DATE:

November 18, 2005

SUBJECT:

Previous Inventions

1.

Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment/engagement by Guardian Technologies International, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me jointly or with others prior to my engagement by the Company:

X	No inventions or improvements.
See below.

[   ]

Additional sheets attached.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duties of confidentiality with respect to which I owe to the following parties:

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

[   ]

Additional sheets attached.

EXHIBIT C

DISPUTE RESOLUTION PROCEDURES

1.      Negotiation.  Any controversy or claim arising out of, relating to, or in connection with the Agreement (other than a claim or controversy that may be asserted under Section 1.4, Section 4, or Section 6.1 (for equitable relief)) shall be promptly dealt with by the Parties, who shall promptly meet and confer in a good faith effort to resolve such dispute.  In the event the Parties are unable to resolve such dispute within thirty (30) calendar days and the Parties have not agreed to an extension of time within which the dispute may be resolved by such executives, either Party may then refer such dispute to binding arbitration in accordance with Section 2 of this Exhibit C.

2.      Arbitration.  Any controversy or claim arising out of, relating  to, or in connection with the Agreement (other than a claim or controversy that may be asserted under Section 1.4, Section 4, or Section 6.1 (for equitable relief)) that has not been resolved pursuant to Section 1 of this Exhibit C shall be resolved through binding arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, as modified by the terms of this Section 2 set forth below:

(a)

Arbitration shall be conducted at a location in Fairfax County, Virginia to be agreed upon by the Parties.

(b)

Arbitration shall be conducted by one (1) arbitrator, who may be selected by mutual agreement of the Parties or, if not so selected by the Parties within thirty (30) calendar days after the conclusion of negotiations under Section 1 hereof, shall be selected from a list of five (5) qualified neutral arbitrators provided by the AAA.  The one (1) arbitrator shall be selected by a process of each Party alternately striking names (the first strike to be determined by lot) until one name remains; provided, however, that, if the arbitrator is not selected within fifteen (15) calendar days after the AAA has transmitted the list of arbitrators to the Parties as a result of a Party’s failure to exercise its strikes in a timely and reasonable fashion, the other Party shall be entitled, and shall have the sole right, to designate the arbitrator from the arbitrators set forth in the AAA list; and provided, further, however, that no arbitrator so appointed shall have any personal relationship with, investment in, or commercial dealings within the previous five (5) years with, either Party or their respective affiliates.

(c)

Prior to the commencement of the arbitration, each Party shall be entitled to take limited discovery, including the rights to request a reasonable number of documents, to serve no more than twenty (20) interrogatories and to take no more than three (3) depositions.  Any disputes concerning this limited discovery shall be decided by the arbitrator.

(d)

The arbitrator shall, as soon as practicable and upon fifteen (15) calendar days written notice to each Party, conduct an arbitration hearing and proceeding on the merits of the dispute and thereafter shall issue a written decision explaining the basis for the decision, including findings of fact and conclusions of law.  Any decision shall be consistent with the terms and conditions of this Agreement and shall not authorize any remedial action in violation of any provision of this Agreement.

(e)

The reasonable fees and expenses arising out of any arbitration (including, without limitation, the costs of the arbitrator selected and attorneys’ fees and disbursements) shall be paid by the losing Party or, in the event that the arbitrator’s decision partially favors each Party, as determined by the arbitrator.

(f)

Any arbitration arising out of or relating to this Agreement or any alleged breach or non-performance thereof may include by consolidation, joinder or other manner any other Person which or whom a Party to the arbitration reasonably believes to be substantially involved in a common question of fact or law.

(g)

This agreement to arbitrate shall be specifically enforceable under prevailing law.  Any award rendered by the arbitrator shall be final, binding and enforceable by any Party to the arbitration, and judgment may be rendered upon it in accordance with the applicable law in a court of competent jurisdiction.

Other than in connection with enforcing its rights in proprietary information, inventions assignment and non-competition pursuant to Exhibit B, enforcing its rights under Section 1.4, or for specific performance with respect to Section 6.1 of the Agreement, or in connection with this Section 2 of this Exhibit C to enforce an arbitration award, each Party hereby waives any and all rights to, and hereby covenants not to, bring any lawsuit, arbitration or other proceeding in any jurisdiction, judicial body or forum arising under or relating to the Agreement or its subject matter (other than a proceeding as described above or a legal proceeding solely to enforce the award or judgment of such arbitration proceeding).

3.    Limitation.

The provisions of Section 2 shall not apply to any action, suit or proceeding contemplated in, or authorized by, Section 1.4, Section 4, or Section 6.1 of the Agreement.

4.  Waiver of Jury Trial.  EACH OF THE COMPANY AND CONSULTANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE ACTIONS OF THE COMPANY OR CONSULTANT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT  OF THE AGREEMENT (INCLUDING THIS EXHIBIT C).